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                                                                 Exhibit (q)(ii)


                            SYMPHONY ASSET MANAGEMENT
                                 CODE OF ETHICS

                  On October 31, 1980, the Securities and Exchange Commission (the "SEC") adopted Rule 17j-l under the Investment Company Act of 1940, as amended, (the "Company Act") to require each investment company to adopt a written Code of Ethics. The Code of Ethics is designed to deal with the potential "conflicts of interests" that might arise regarding to transactions by the investment companies' affiliated persons. Effective as of October 29, 1999, the SEC made substantial changes to Rule 17j-1. Each investment adviser to a Fund is required to adopt a Code of Ethics for approval by the Board of Directors of the Fund. Thus, Symphony Asset Management, Inc. and Symphony Asset Management LLC (each an "Adviser") has each adopted this Code of Ethics in compliance with Rule 17j-1, as revised, to govern its relationship with each investment company (a "Fund") advised by the Adviser. This Code of Ethics governs the Adviser's directors and officers, as well as its Fund advisory persons and investment personnel, as defined herein.

A.       DEFINITIONS

         1.       Access Person.

                           As used in Rule 17j-1 and this Code of Ethics, the term "access person" shall mean any of the Adviser's directors, officers or advisory persons of the Fund.

         2.       Advisory Person.

         The term "advisory person" means:

                  (a) Any employee of the Adviser (or of any company in a control relationship with the Adviser) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making any recommendations with respect to the purchases or sales; and

                  (b) Any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

         3.       Investment Personnel.

         As used in Rules 17j-1 and this Code, the term "investment personnel" means:

                  (a) Any employee of the Adviser who (or any company that is in a control relationship to the Adviser) who, in connection with his or her regular


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         functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; and

                  (b) Any natural person who controls the Adviser and who obtains information concerning recommendations to the Fund regarding the purchase or sale of securities of the Fund.

         4.       Purchase or Sale of a Security.

         As used in this Code, the "purchase or sale of a security" includes, inter alia, writing of an option to purchase or sell a security.

         5.       Covered Security.

         As used in this Code, the term "covered security" means a security as defined in Section 2(a)(36) of the Company Act, except that it shall not include a direct obligation of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including repurchase agreements, and shares of registered open-end investment companies.

         6.       Security Held or to be Acquired.

         As used in this Code, this term shall mean any security as defined above which, within the most recent fifteen (15) days, (a) is or has been held by the Fund, or (b) is being or has been considered by the Fund or its Adviser for purchase by the Fund.

         7.       "Being Considered for Purchase or Sale."

         A security is "being considered for purchase or sale" on behalf of the Fund when a recommendation to purchase or sell a security has been made or communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

         8.       Initial Public Offering (IPO).

         An IPO means an offering of securities registered under the Securities of Act of 1933 (the "1933 Act"), the issuer or which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

         9.       Limited Offering.

         A "limited offering" means an offering that is exempt from the registration requirements of the 1933 Act pursuant to Sections 4(2), 4(6) or 77d(6) or pursuant to Rules 504, 505 or 506 under the 1933 Act.


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         10.      Beneficial Ownership.

         The term "beneficial ownership," as used in the Code, shall be interpreted as set out in Rule 16a-1(a)(1) in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

         11.      Authorized Person.

         An authorized person of the Fund shall mean an officer of the Fund or of the Fund's Adviser and such other persons as shall be specifically designated by the Fund's directors.

B.       CONFIDENTIALITY OF FUND TRANSACTIONS

         1.       Portfolio and Research Activities.

         Information relating to the Fund's portfolio and research activities is confidential. Whenever statistical information or research is supplied to or requested by the Fund or the Adviser, such information shall not be disclosed to any persons other than authorized persons. Consideration of a particular purchase or sale for the account of the Fund shall not be disclosed except to authorized persons. At least annually the Fund shall provide the Adviser with a list of persons authorized to receive the Fund's confidential information.

         2.       Brokerage Orders.

         All brokerage orders for the purchase and sale of securities for the account of the Fund will be so executed as to assure that the nature of the transactions shall be kept confidential and disclosed only on a need to know basis until the information is publicly released in the normal course of business.

         3.       Non-Public Information.

         If any officer, employee or director of the Adviser should obtain non-public information concerning the Fund's portfolio, such person shall respect the confidential nature of this information and shall not divulge it unless specifically authorized to do so by the President of the Fund.

         4.       Confidentiality Procedures.

         In order to assure maximum confidentiality:

                  (a) The President of the Fund, or such other officer of the Fund or of the Adviser as the President may designate, shall have the responsibility for


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         coordinating all transactions for the purchase and sale of securities for the account of the Fund.

                  (b) All orders for the purchase or sale of securities for the Fund's account shall be placed for execution by one or more employees of the Adviser specifically designated to do so.

                  (c) All records of the Fund's transactions shall be kept in a secured place and shall not be released to anyone other than authorized persons.

                  (d) A representative designated by the Adviser shall make such inspections as he or she may deem necessary in order to assure compliance with this Section.

C.       PROHIBITED PURCHASES AND SALES

         1.       For Access Persons.

         The following procedures apply to all of the Adviser's directors, officers, and advisory persons of the Fund:

                  (a) No access person may purchase any security that at the time is being purchased or, to his or her knowledge, is being considered for purchase by the Fund.

                  (b) No access person may sell any security that at the time is being sold or, to his or her knowledge, is being considered for sale by the Fund.

         2.       For Access Persons who are Investment Personnel.

         The following procedures apply to the Adviser's investment personnel, as defined above:

                  (a) Investment personnel must notify the Compliance Administrator in writing of any intended purchase by the Fund of a security which such access person beneficially owns.

                  (b) Investment personnel may not dispose of such beneficially owned security until at least fifteen (15) days after the Fund completes its acquisition program, except where the access person can demonstrate to the satisfaction of the Compliance Administrator a bona fide reason why such 15-day period should be waived. Examples of such bona fide reasons would be unexpected personal hardship occasioning a need for funds or special year-end tax considerations. Change in investment objectives or special new investment opportunities would not constitute acceptable reasons for a waiver.


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                  (c) Investment personnel may not purchase any security that at the time is being purchased or being considered for purchase by the Fund, until at least fifteen (15) days after the Fund completes its acquisition program unless such access person obtains prior clearance for such purchase from the Adviser's Compliance Administrator or such other person to whom such authority is delegated.

                  (d) Investment personnel must notify the Compliance Administrator in writing of his or her intended purchase of a security if such purchase occurs within fifteen (15) days after the Fund has sold such security.

                  (e) The Adviser's investment personnel are required by Rule 17j-1 to obtain approval from the Adviser before directly or indirectly acquiring beneficial ownership in an securities in an IPO or a limited offering. Currently, the Adviser's personal trading policies prohibit all of the Adviser's employees from investing in initial public offerings and limited offerings.

D.       SCOPE OF CODE OF ETHICS

         1.       Beneficial Ownership.

         This Code of Ethics applies to any security in which the access person has "a direct or indirect beneficial ownership." Currently, "beneficial ownership" under Rule 17j-1 is determined in the same way as the term is interpreted under Section 16 of the Exchange Act. Under Section 16 and Rule 16a-1(a)(1) thereunder, an access person is deemed to own securities in which the person has a direct or indirect pecuniary interest. Thus, as used in this Code of Ethics, a person is the beneficial owner of a security if the person directly or indirectly, through contract, arrangement, understanding, relationship, or otherwise has or shares:

         (a) A "pecuniary interest" which is defined as the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities; and/or

         (b) An "indirect pecuniary interest" which, among other factors, includes securities held by members of the person's immediate family sharing the same household. (In this case, presumed beneficial interest may be rebutted or disclaimed.) 1

         2.       Exempt Purchases and Sales.

         The prohibitions set forth in Section C of this Code shall not apply to:


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1 Access persons of the Adviser are already required by the Adviser's personal trading policies to report holdings and transactions of members of their immediate families residing in the same household. Thus, the revised definition of "beneficial owner" in this Code does not represent a change in the Adviser's personal trading reporting requirements.


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                  (a)      Purchases or sales effected in any security over
                  which an access person has no direct or indirect influence or control;

                  (b) Purchases or sales of securities that are not eligible for purchase or sale by the Fund, except that investing in initial public offerings and limited offerings is prohibited;

                  (c) Purchases or sales of securities that are issued by the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies;

                  (d) Purchases or sales that are non-volitional on the part of either the access person or the Fund;

                  (e) Purchases that are part of an automatic dividend reinvestment plan;

                  (f) Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

                  (g) Purchases or sales that receive prior approval from the Compliance Administrator because they are only remotely potentially relevant to the Fund, they would be very unlikely to affect a highly institutional market, or they clearly are not related economically to the securities to be purchased, sold or held for the account of the Fund; or

                  (h) Purchases or sales by non-investment personnel that have the prior approval of the Compliance Administrator, who has ascertained that such person is not trading upon any special knowledge acquired by virtue of his or her position. Such transactions apply only to securities within the ambit of the Fund. Such pre-clearance procedure will be applicable to fixed income and equity funds.

         3.       Identification of Access Persons.

         The Adviser considers each of its directors, officers as well as its advisory persons to the Fund and its investment personnel, as defined herein, to be access persons of the Fund. The Adviser's employees who are advisory persons of the Fund and investment personnel of the Fund are the Adviser's portfolio managers who are assigned to manage the Fund's assets. These access persons of Adviser are subject to the reporting requirements and limitations under the provisions of this Code of Ethics.

         Annually, the Adviser will identify its access persons to the Fund and inform the access persons of their reporting requirements and other limitations.


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E.       INITIAL HOLDINGS REPORTS

         An initial report of all securities holdings is required for each of the Adviser's access persons who becomes an access person of the Fund on or after March 1, 2000 (the "Initial Holdings Report"). Each Holdings Report should contain a list of all securities held by in an account controlled by the access person making the report (except those exempt from reporting, as set out in Section D.2.). The Adviser's access persons will use a form provided by the Adviser for this purpose.

         The Adviser's access persons to the Fund may fulfill this requirement by having their broker-dealers, banks or other custodians send a list of their holdings directly to the Adviser's Compliance Administrator or such other person designated by the Adviser. In the event that the initial Holdings Report is provided in this means, the Adviser's access persons must verify that the Compliance Administrator has received all of his or her holdings. The Adviser's access persons must sign a verification that all holdings have been provided to the Compliance Administrator or other designated person. The Adviser has adopted a form for this purpose as part of its general personal trading policies. The certification and the list of holdings will make up the Initial Holdings Report for the Adviser's access persons.

         An Initial Holdings Report is due within ten (10) days of a person becoming an access person of the Fund. Initial Holdings Reports are not required of access persons of the Fund who held that role as of the effective date of the amendment to Rule 17j-l that requires such reports.

F.       QUARTERLY TRANSACTIONS REPORTS

         1.       Scope of Reports.

         Each of the Adviser's access persons, including its directors, officers, advisory persons of the Fund and its investment personnel for the Fund are required to cause quarterly statements for all of his or her brokerage accounts to be forwarded to the Adviser's Compliance Administrator (or such other person designated by the Adviser). The brokerage statements must include every security transaction in which an access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership as set out in Rule 17j-1, except purchases and sales specified in this Code as exempt and except to the extent such report would duplicate information reported pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Investment Advisers Act of
1940. 2 The Adviser's personal trading policies require its employees to arrange to provide the Adviser with all personal securities transactions by having duplicate brokerage statements sent to the Adviser, except as excepted herein.


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2 The reporting requirements of revised Rule 17j-1 are identical to those of
Rule 204(a)(12) under the Advisers Act, which was revised to conform to Rule 17j-1.


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         2.       Form of Report.

                  (a) Each access person of the Adviser shall authorize and require that brokerage statements for all brokerage accounts shall be sent to the Compliance Administrator showing every transaction in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, except purchases or sales effected in any account over which such access person has no direct or indirect control.

                  (b) All transactions during a calendar quarter required to be reported by the Code should be reported through brokerage statements no later than ten (10) days after the end of each quarter. A copy of brokerage confirmation statements sent directly to the Compliance Administrator by brokers is the Adviser's accepted form of reporting of transactions by access persons. Confirmation statements or other brokerage reports are not required if there were no reportable transactions during the prior calendar quarter. The report may contain a statement declaring that the reporting of any such transaction shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

                  (c) Information supplied on the brokerage statements and confirmations is available for inspection by the SEC at any time during the five
(5) year period following the end of the fiscal year in which each report is made.

G.       ANNUAL REPORTING REQUIREMENTS

         1.       The Adviser's Annual Report.

         Annually, the Adviser shall report to the Board of the Fund on all issues that arose under the Code of Ethics during the preceding calendar year. The annual reports to the Fund's Board shall include the following information:

                  (a) Material violations of the Code of Ethics by the Adviser's access persons for the Fund;

                  (b)      Sanctions imposed for any material violations;

                  (c) A certification that the Adviser has procedures that are necessary to prevent violations of the Code of Ethics.

         2.       Annual Holdings Reports.

         Each access person of the Fund is required to provide an annual list of all securities holdings (the "Annual Holdings Report"). The Adviser's access persons must submit their Annual Holdings Report to the Adviser's Compliance Administrator or such other person designated by the Adviser.

         Annual Holdings Reports are due within 10 days of the calendar year end. Such reports may be reported in the means described herein for Initial Holdings Reports.


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         Information contained in the Annual Holdings Reports must be dated within 30 days of the date submitted to the Adviser.

         3.       Annual Compliance Certification.

         Each of the Adviser's access persons is required to provide the Compliance Administrator with an annual certification that the individual has complied with the Fund's Code of Ethics. The annual certification required of all of the Adviser's Employees under its personal trading policies satisfies this reporting requirement.

H.       REVIEW OF REQUIRED REPORTS

         The Adviser has developed a process for review of the reports filed by its access persons under this Code of Ethics. Currently, the Adviser's Compliance Administrator reviews such reports. The Adviser may designate other persons to perform this review role from time to time. The process is reasonably designed to prevent an abuse of this Code of Ethics. On-going review of the process for preventing personal trading conflicts is a part of the Adviser's personal trading policies and procedures.

I.       SANCTIONS

         No Code of Ethics can cover every possible circumstance, and an individual's conduct must depend ultimately upon his or her sense of fiduciary obligation to the Fund and its shareholders. Nevertheless, this Code of Ethics sets forth the Fund's policy regarding conduct in those situations in which conflicts of interest are most likely to develop. Because the standards in this Code of Ethics are minimal rather than permissive, careful adherence to the Code is essential.

         Upon discovering a violation of this Code, the Adviser may impose sanctions that are appropriate under the circumstances. Violators may be required to give up any profit or other benefit realized from any transaction in violation of this Code. In addition, conduct inconsistent with this Code may result in a letter of censure or suspension or termination of the employment of the violator. Material violations and sanctions are reported to the Fund's Board as set out above. A record of violations of this Code of Ethics, and of any action taken as a result of such violations, will be available for inspection by the SEC at any time during the five-year period following the end of the fiscal year in which each such violation occurs.

         REVIEWED AND APPROVED BY THE FUND'S BOARD OF DIRECTORS ON:____________.


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